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Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 16, 1991

        This First Supplemental Indenture, dated as of April 16, 1991, is between U S WEST Communications, Inc., a Colorado corporation (the "Company"), and The First National Bank of Chicago, a national banking association duly organized under the laws of the United States of America (the "Trustee").

RECITALS

        A.    The Company and the Trustee have executed and delivered an Indenture dated as of April 15, 1990 (the "Indenture").

        B.    Section 9.01 of the Indenture provides that the Company and the Trustee may enter into one or more supplemental indentures without the consent of any Securityholder for the following purpose, among others: to make any change that does not adversely affect the rights of any Securityholder in any material respect.

        C.    Simultaneously with the delivery of this First Supplemental Indenture, the Company is furnishing to the Trustee an opinion of counsel to the effect that all conditions precedent to the execution of this First Supplemental Indenture have been complied with.

        NOW, THEREFORE, it is agree as follows:

ARTICLE ONE

Relation to Indenture; Definitions

        Section 1.01.    This First Supplemental Indenture constitutes an integral part of the Indenture.

        Section 1.02.    For all purposes of this First Supplemental Indenture:

          (1)   Any capitalized term used herein without definition shall have the meanings specified in the Indenture.

          (2)   Any reference herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Indenture as amended by this First Supplemental Indenture.

ARTICLE TWO

Amendment to the Indenture

        Section 2.01 of the Indenture is amended to read in its entirety as follows:

          The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited. The Securities may be issued in one or more Series. There may be Registered Securities and Unregistered Securities within a Series and the Unregistered Securities may be subject to such restrictions, and contain such legends, as may be required by United States laws and regulations. All Series of Securities shall be equally and ratably entitled to the benefits of this Indenture.

ARTICLE THREE

Miscellaneous

        Section 3.01.    Continued Effectiveness of Indenture.    As amended hereby, the Indenture shall continue in full force and effect.

        Section 3.02.    Purpose.    The purpose of this First Supplemental Indenture is to effect the amendment set forth herein. The Company warrants that all the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

        Section 3.03.    Rights of Trustee.    The Trustee executes this First Supplemental Indenture only on the condition that it shall have and enjoy with respect thereto all of the rights, duties, and immunities as set forth in the Indenture.

        Section 3.04.    Counterparts.    This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one instrument.

        IN WITNESS WHEREOF, the Company has caused this First Supplemental Indenture to be executed by its Vice President and Treasurer, and its corporate seal to be affixed hereunto and the same to be attested by its Assistant Secretary; and the Trustee has caused this First Supplemental Indenture to be executed by one of its Vice Presidents or Trust Officers, and its corporate seal to be affixed hereunto and the same to be attested by one of its Vice Presidents or one of its Trust Officers.

U S WEST Communications, Inc.
	By:	/s/ DAVID R. LAUBE Vice President and Treasurer
(SEAL)
Attest:
/s/ B.M. BELL Assistant Secretary
THE FIRST NATIONAL BANK OF CHICAGO
	By:	/s/ STEVE M. WAGNER Vice President
(SEAL)
Attest:
/s/ SHARON MCGRATH Trust Officer

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  Exhibit 4.3
FIRST SUPPLEMENTAL INDENTURE Dated as of April 16, 1991